UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 29, 2007

SBA Communications Corporation

(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 29, 2007, SBA Communications Corporation (the “Company”) provided its Lenders (as defined below) with a termination notice with respect to its Credit Agreement (the “Credit Agreement”) for a $160 million revolving credit facility, among SBA Senior Finance II LLC, an indirect wholly-owned subsidiary of the Company, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), TD Securities (USA) LLC, as Co-Lead Arranger and Syndication Agent, DB Structured Products, Inc. and Lehman Commercial Paper Inc., as Co-Documentation Agents and General Electric Capital Corporation, as administrative agent, dated as of December 21, 2005. In accordance with the terms of the Credit Agreement, the termination of the revolving credit facility was effective April 3, 2007. The revolving credit facility consisted of a $160.0 million revolving facility which could have been borrowed, repaid and redrawn, subject to compliance with certain covenants. The revolving credit facility would have matured on December 21, 2007. Amounts borrowed under the revolving credit facility accrued interest at LIBOR plus a margin that ranged from 75 basis points to 200 basis points or at a base rate plus a margin that ranged from 12.5 basis points to 100 basis points. Amounts borrowed under this facility were secured by a first lien on substantially all of SBA Senior Finance II LLC’s assets and were guaranteed by the Company and certain of the Company’s other subsidiaries.

The Company’s availability under the Credit Agreement was currently suspended due to the Company’s recently completed convertible note offering and substantial modifications to the Credit Agreement would have been required to make funds available under the revolving credit facility. Furthermore, any such availability would have had limited usefulness as the revolving credit facility would have matured on December 21, 2007. Finally, as a result of the recently completed convertible bond offering, the Company believes that it will have sufficient liquidity to meet its currently anticipated requirements for cash capital expenditures and working capital during 2007. Consequently, the Company decided it was in its best interests to terminate the Credit Agreement. The Company intends to enter into a new revolving credit facility in the future.

The Company had no borrowings under the Credit Agreement at the time of its termination. No early termination penalties were incurred by the Company as a result of the termination. The Company has requested that the administrative agent take such actions required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document (as defined in the Credit Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer

Dated: April 4, 2007